Exhibit 10.3

RELEASE

1. Parties. The parties to this Release (“Release”) are as follows:

1.1 Enable Growth Partners, LP (“EGP”), a Delaware limited partnership, Enable Opportunity Partners, LP (“EOP”), a Delaware limited partnership, and Pierce Diversified Strategy Master Fund, LLC Ena (“Pierce”), a Delaware limited liability company, (EGP, EOP and Pierce will sometimes collectively be referred to herein as “Enable”); and

1.2 Cell Therapeutics, Inc. (“CTI”), a Washington corporation.

2. Recitals. The parties enter into this Release as of September 29, 2008:

2.1 From time to time, Enable has entered into certain financing and investment transactions with CTI. On or about July 25, 2007, Enable and CTI executed a Securities Purchase Agreement pursuant to which Enable purchased Series C 3% Convertible Preferred Stock (the “Preferred Stock”) with a stated value of $2,000,000.

2.2 In December 2007, a dispute arose between CTI and Enable regarding Enable’s rights arising from the Securities Purchase Agreement dated July 25, 2007. On or about January 23, 2008, Enable commenced an action against CTI captioned Enable Growth Partners, LP, et al. v. Cell Therapeutics, Inc., in the New York State Supreme Court, Index No. 600206-08 (the “Action”). The Action, all claims that were asserted therein, and all claims arising from or relating to the Securities Purchase Agreement dated on or about July 25, 2007, and/or the Series C 3% Convertible Preferred Stock, shall be referred to herein as the “Enable Claims.”

2.4 On or about September 15, 2008, Enable entered into a transaction memorialized by a Securities Purchase Agreement dated September 15, 2008 (the “SPA”). As used herein, “SPA” does not refer to or include in the Securities Purchase Agreement dated July 25, 2007. For purposes of clarity, the parties agree that the term “Enable Claims” as used herein does not refer to or include any rights of Enable arising from or relating to the SPA or any related agreements.

2.5 Pursuant to the SPA, among other things, CTI paid to Enable on or about September 15, 2008, $1,225,000 to obtain a release of 50% of the Enable Claims.

2.6 The SPA contained a provision permitting, if certain conditions are met, CTI to exercise an Option Put that obligates Enable to purchase certain convertible notes from CTI. On September 26, 2008, the parties amended the SPA to remove the conditions to exercise of the Option Put, to change the amount and terms of the securities which would be purchasable upon the exercise of the Option Put, and to add as a closing condition to the actual purchase and sale of such securities that the parties enter into a mutual general release; the parties acknowledge that this Release is such mutual general release.

2.7 The SPA further provides that if CTI exercised the Option Put, then CTI shall pay Enable $1,225,000 to fully and finally resolve the Enable Claims (the “Second Payment”). Within five business days after receipt of the Second Payment, Enable shall file the papers necessary to cause the court to dismiss the Action with prejudice with each party bearing its own attorneys fees and costs.

3. Release and Waivers.

3.1 Release by CTI. In consideration of Enable amending the SPA, as well as other good and valuable consideration receipt of which is hereby acknowledged by CTI, CTI on behalf of itself and its related entities, including, but not limited to, any predecessors, successors, assignors, assigns, partnerships, partners, limited partnerships, limited partners, limited liability companies, members, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, attorneys, officers, directors, employees, stockholders and agents and each of them, shall and does hereby forever relieve, release and discharge Enable, EGP, EOP and Pierce, and each of their related entities, including, but not limited to any predecessors, successors, assigns, partnerships, partners, limited partnerships, limited partners, limited liability companies, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, assignors, assigns, attorneys, officers, directors, advisors (including without limitation Enable Capital Management LLC and its members, mangers, officers, employees and representatives), employees, stockholders, agents and representatives, from any and all claims, demands, actions, suits, causes of action, debts, obligations, costs, expenses, attorneys’ fees, damages, and liabilities of any kind or nature, in law, equity or otherwise, including without limitation, any statutory, civil, or administrative claim, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (hereafter, the “Claims”); provided, however, that nothing herein releases or affects any of the rights of CTI under the SPA, as amended, or under the notes which Enable has purchased from CTI (or under the related indentures), or under any nondisclosure and/or nonuse agreement between CTI and Enable.

3.2 Release by Enable. Effective upon Enable’s receipt of the Second Payment, and in consideration of the Second Payment, as well as other good and valuable consideration receipt of which is hereby acknowledged by Enable, Enable on behalf of itself and its related entities, including, but not limited to, any predecessors, successors, assignors, assigns, partnerships, partners, limited partnerships, limited partners, limited liability companies, members, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, attorneys, officers, directors, employees, stockholders and agents and each of them, shall and does hereby forever relieve, release and discharge CTI, and each of its related entities, including, but not limited to any predecessors, successors, assigns, partnerships, partners, limited partnerships, limited partners, limited liability companies, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, assignors, assigns, attorneys, officers, directors, advisors, employees, stockholders, agents and representatives, from any and all of the Enable Claims; provided, however, that nothing herein releases or affects any of the rights of Enable relating to the warrants issued in connection with the Securities Purchase Agreement dated on or about July 25, 2007 including, without limitation, any registration rights of Enable relating to those warrants.

3.3 Waiver of Civil Code Section 1542. CTI and Enable each hereby acknowledge its familiarity with the provisions of Section 1542 of the California Civil Code, and each hereby expressly waives and releases any and all rights or benefits it has or may have thereunder, or under any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government, or political subdivision, similar to Section 1542 (“Similar Provision”). Thus, neither CTI nor Enable nor any of their respective related individuals or entities may invoke the benefits of Section 1542 or any Similar Provision in order to prosecute or assert in any manner any Claims that are released under this Agreement. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

CTI and Enable each hereby expressly and knowingly acknowledges it hereafter may discover Claims or facts in addition to or different from those which it knows or believes to exist with respect to the subject matter hereof which, if known or suspected at the time of executing this Release, may have materially affected this Release. Nevertheless, CTI and Enable each affirms its intention, individually and on behalf of its respective related individuals and entities, hereby to fully, finally and forever release all disputes and differences, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, including the rights specified in California Civil Code Section 1542 or any Similar Provision, as set forth in Sections 3.1 and 3.2 above.

4. Withdrawal of the Action. Within five court days of the Second Payment, Enable agrees to file and serve voluntarily a stipulation, notice and/or motion, as necessary to cause the court to dismiss the Action with prejudice with each party to bear its own attorneys’ fees, legal and litigation expenses, and court costs.

5. Successors and Assigns. This Release shall inure to the benefit of and shall be binding upon the successors, assigns, heirs, executors, and personal representatives of the parties to this Release, and each of them. Enable represents that it has not previously assigned, and covenants that it never will assign or purport to assign, any of the Enable Claims to anyone.

6. No Representations. Except for statements expressly set forth in this Release, no party has made any statement or representation to any other party regarding a fact relied upon by the other party in entering into this Release and no party has relied upon any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Release or in making the settlement provided for in this Release. This Release may not be changed, amended, modified, terminated, waived, or discharged, except in a written agreement executed by both Parties.

7. Factual Investigation. Each of the parties has read this Release , knows and understands the contents of this Release, and has made such investigation of the facts pertaining to this Release and of all matters pertaining to this Release as it deems necessary or desirable. Each of the parties enters into this Release without duress and of its own free will.

8. Independent Legal Advice. Each of the parties has received prior independent legal advice from legal counsel of such party’s choice with respect to the advisability of executing this Release. Each of the parties shall bear its own attorney fees, legal and litigation expenses and court costs arising from or in connection with this Release.

9. Applicable Law. This Release shall be deemed to have been executed and delivered within the State of New York, and the laws of the State of New York shall apply to the interpretation and enforcement of this Release.

10. Negotiated Agreement. This Release is the result of negotiation and no party shall have this Release interpreted against it because it was the drafting party. This Release represents a compromise settlement of a disputed claim and is not and shall not be construed as an admission of any issue of fact or law, or as an admission or adjudication of any liability, with respect to the Enable Claims or otherwise, and shall not be admissible in any other suit or proceeding. The parties disagree as to the merits of the Enable Claims.

11. Execution in Counterparts. This Release may be executed and delivered in any number of counterparts or copies (“counterpart”) by the parties to this Release. When each party has signed and delivered at least one counterpart to the other parties to this Release, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Release, which shall be binding and effective as to the parties to this Release. Facsimile signatures shall have the same force and effect as original signatures.

12. Authority. Each of the persons executing this Release represents and warrants that he or she has the authority to bind his, her or its respective principals to this Release.

IN WITNESS HEREOF, the parties hereto have approved and executed this Release effective as of September 29, 2008.

Cell Therapeutics, Inc.

By:	/s/ Louis A. Bianco
Louis A. Bianco
Title: Executive Vice President, Finance and Administration

Enable Growth Partners, LP

By:	/s/ Brendan O’Neil
Brendan O’Neil
Authorized Signatory

Enable Opportunity Partners, LP

By:	/s/ Brendan O’Neil
Brendan O’Neil
Authorized Signatory

Pierce Diversified Strategy Master Fund, LLC Ena

By:	/s/ Brendan O’Neil
Brendan O’Neil
Authorized Signatory

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